Exhibit 4.1

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF ALL GENERAL CREDITORS OF MACATAWA BANK CORPORATION AND IS NOT SECURED.

MACATAWA BANK CORPORATION

2% Subordinated Note Due 2018

$ 1,000,000	April 21, 2011
No. 1	Issue Date

          FOR VALUE RECEIVED, Macatawa Bank Corporation (the "Company"), promises to pay to the order of Richard L. Postma, ("Purchaser"), at the principal office of the Company in Holland, Michigan (or at such other place as the Company may from time to time designate) the principal sum of One Million Dollars ($1,000,000.00) (the "Principal Amount") and accrued interest on April 30, 2018 (the "Stated Maturity Date") or any earlier date of prepayment or acceleration of the date the payment is due (as applicable, the "Maturity Date").

          1.          Subscription Agreement. This 2% Subordinated Note due 2018 (this "Note") is the Note referred to in the Subscription Agreement, dated April 21, 2011, by and between the Company and Purchaser (the "Subscription Agreement").

          2.          Prepayment. This Note may not be prepaid by the Company at any time prior to September 30, 2011. This Note may be prepaid, in whole or in part, without premium or penalty, at any time on and after September 30, 2011, on the following terms and conditions: (a) the Company shall give the holder at least three business days' prior written notice of its intent to make each prepayment; and (b) each prepayment shall be made in immediately available funds and shall be made by paying the principal amount to be prepaid, together with all unpaid interest accrued thereon to the date of prepayment. Notwithstanding the foregoing, the Company may not make any prepayment of this Note unless the Company has received prior written approval of the Board of Governors of the Federal Reserve System or its designee, or any successor thereto (the "FRB"), if required.

          3.          Exchange Right; Conversion Right.

          (a)          Exchange Right in Connection with Public Offering of Common Stock. If and when the Company conducts a public offering of its common stock for cash, generally as described in the Company's Preliminary Prospectus included in the Form S-1 Registration Statement amendment filed with the United States Securities and Exchange Commission on March 31, 2011, as such prospectus may be amended and updated from time to time (the "Public

Offering"), prior to April 30, 2012, the holder will have the right to participate in the Public Offering and to purchase shares of the Company's common stock offered in the Public Offering and to pay the cash price of those shares as offered in the Public Offering by delivery of this Note to the Company in exchange for that whole number of shares of the Company's common stock (rounded to the nearest whole number) equal to: (A+B)/C where:

A	=	the principal amount of this Note
B	=	the amount of interest due on this Note accrued through the date of participation in the public offering
C	=	the cash price per share of the Company's common stock as offered in the public offering

          This exchange right may be exercised only in full and not in part. In order to participate in the Public Offering, the holder must notify the Company in writing of its desire to purchase Company common stock in the Public Offering and deliver this Note to the Company in exchange for shares of Company common stock (as calculated above) issued in the Public Offering.

          (b)          Optional Conversion Right. The holder shall have the option to convert this Note into the whole number of shares of the Company's common stock (rounded to the nearest whole number) equal to: (A+B)/C where:

A	=	the principal amount of this Note
B	=	the amount of interest on this Note accrued through the date of conversion
C	=	the Company's Book Value Per Share as of the end of the Company's then most recently completed fiscal quarter

          "Book Value Per Share" means the Company's total shareholder's equity divided by the number of shares of Common Stock used to compute the Company's diluted earnings (loss) per common share, both as reported in the Company's Form 10-K Annual Report or Form 10-Q Quarterly Report for the period ending on the date as of which Book Value Per Share is computed (the "Determination Date"). If the number of shares of the Company's common stock outstanding has changed between the Determination Date and the conversion date due to a stock split, stock dividend, or other transaction, Book Value Per Share shall be equitably and ratably adjusted as determined by the Audit Committee of the Company's Board of Directors.

          This optional conversion right may be exercised only in full and not in part. In order to exercise the optional conversion right, the holder must notify the Company in writing of its election to convert this Note into the Company common stock and deliver this Note to the Company.

          4.          Interest. Accrued interest will not be paid quarterly or in other periodic intervals and will be paid in full at the Stated Maturity Date or such earlier date as the Principal Amount of this Note shall be paid in full as a result of prepayment or acceleration of maturity upon the occurrence of an event of default as provided in this Note. Interest will accrue on the unpaid balance of the Principal Amount of this Note from the Issue Date stated above through and including the Stated Maturity Date or such earlier date as the Principal Amount is paid in full. Interest on the unpaid balance shall be computed on the basis of a 360-day year of 12 30-day months at the rate of 2% per annum from the Issue Date, compounded quarterly in arrears on March 31, June 30, September 30 and December 31 in each year commencing June 30, 2011.

          5.          Events of Default. Any of the following events shall represent an event of default under this Note (each, an "Event of Default"):

          (i)          A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Company or for any substantial part of its property, or orders the winding-up or liquidation of its affairs and such decree, appointment or order shall remain unstayed and in effect for a period of 60 days; or

          (ii)          the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or of any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

          (iii)          a court or administrative or governmental agency or body shall enter a decree or order for the appointment of a receiver of the Company's wholly-owned subsidiary bank, Macatawa Bank (the "Bank"), or all or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of its property; provided that at such time the Bank is a major subsidiary depository institution of the Company as contemplated by Appendix A of 12 CFR part 225; or

          (iv)          the Bank shall consent to the appointment of a receiver for it or all or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to it or all or substantially all of its property; provided that at such time the Bank is a major subsidiary depository institution of the Company as contemplated by Appendix A of 12 CFR part 225.

          Upon the occurrence of an Event of Default described in subsections (i), (ii), (iii) or (iv) of this Section, the principal of and interest accrued on this Note will immediately become due and payable, without presentment, demand, protest or notice of any kind.

          There is no right of acceleration of the payment of principal of this Note upon a "default" in the payment of interest or principal on this Note or in the performance of any of the Company's covenants or agreements contained in this Note, the Subscription Agreement or any of the Company's other obligations or liabilities. However, upon a default in the payment of principal of or interest on this Note, the holder of this Note will have a right to institute suit directly against the Company for the collection of such overdue payment.

          6.          Company Obligation. This Note is a debt of the Company only, and is not an obligation of the Bank.

          7.          Unsecured and Subordinate. The indebtedness of the Company evidenced by this Note, including the principal and interest, is not secured by any assets or commitments of the Company, and shall be subordinated to all senior debt of the Company of any kind, whenever incurred, and as outstanding at any time (which senior debt shall expressly exclude all indebtedness incurred in connection with, or relating to, any trust preferred securities caused to be issued by, or reflected in the consolidated financial statements of, the Company, but shall expressly include all indebtedness of the Company for borrowed money). Unless and until the Company receives a written notification from the FRB that this Note no longer constitutes Tier 2 Capital of the Company (other than due to the limitation imposed by the second sentence of 12 CFR Section 250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt) ("FRB Notice"), then the indebtedness evidenced by this Note shall be subordinated and junior in right of payment to the Company's obligations to the general creditors of the Company. Therefore, unless and until the Company receives an FRB Notice, upon dissolution or liquidation of the Company, no payment of principal or interest shall be due and payable until all general creditors of the Company have been paid in full. Purchaser and each other holder of this Note, by the acceptance hereof, agree to be bound by the foregoing provision.

          8.          Ranking as to Junior Subordinated Indebtedness. This Note will rank senior to all indebtedness already incurred, or hereafter incurred, in connection with, or relating to, any trust preferred securities caused to be issued by, or reflected in the consolidated financial statements of, the Company.

          9.          11% Subordinated Notes due 2017. This Note will have equal priority and be pari passu with the 11% Subordinated Notes due 2017 issued by the Company.

          10.          Successors to the Company. The Company may consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, provided that the entity formed by such consolidation or into which the Company is merged or the entity which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, in form satisfactory to the Company, the due and punctual payment of the principal of and interest on this Note and the performance or observance of every covenant of this Note on the part of the Company to be performed or observed. The holder of this Note will have no right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in stock ownership of the Company.

          11.          Amendments. This Note may be amended with the written consent of the Company and the holder of this Note, and upon receipt of such consent, this Note shall be deemed amended thereby.

          12.          Register and Transfer. The Company or its duly appointed agent shall maintain a register for this Note in which it shall register the issuance and transfer of this Note (the "Note Register"). The holder of this Note may assign or transfer some or all of its rights hereunder, subject to compliance with applicable state and federal securities laws, without the consent of the Company. All transfers of this Note shall be recorded on the Note Register maintained by the Company or its agent, and the Company shall be entitled to regard the registered holder of such Note as the actual owner of the Note so registered until the Company or its agent is required to record a transfer of such Note on the Note Register. The Company or its agent shall be required to record any such transfer when it receives the Note to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing. Upon surrender for registration of transfer of the Note, the Company or its duly appointed agent shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in minimum denominations of $25,000 and integral multiples of $25,000. If this Note is prepaid in part, the holder of the Note must physically surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder of the Note a new Note of like tenor, registered as such holder may request, representing in the aggregate the remaining principal represented by this Note. The holder of this Note and any assignee, by acceptance of this Note, acknowledge and agree that following any prepayment of any portion of this Note, the principal of this Note may be less than the principal amount stated on the face hereof.

          13.          Miscellaneous. The Company shall pay all taxes (other than transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of this Note.

          This Note shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan. Any action or proceeding with respect to this Note shall be brought exclusively in any state or federal court in the City of Grand Rapids, State of Michigan. The parties waive any right to a jury trial.

          The Company expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind.

          The headings in this Note are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this note.

This Note is executed as of the Issue Date written above.

MACATAWA BANK CORPORATION

By
Ronald L. Haan Chief Executive Officer and President

Signature Page
Macatawa Bank Corporation
2% Subordinated Debt Due 2018

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. EXCEPT AS OTHERWISE PROVIDED IN THE SUBSCRIPTION AGREEMENT REFERENCED IN THIS SUBORDINATED NOTE, THIS SUBORDINATED NOTE MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS SUBORDINATED NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY MACATAWA BANK CORPORATION OF AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED